Exhibit h 9

SHAREHOLDER SERVICES PLAN

FOR SERVICE 2 CLASS SHARES OF

MAINSTAY VP FUNDS TRUST

WHEREAS, MainStay VP Funds Trust, a Delaware statutory trust (the “Trust”), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, the Trust issues and sells shares of its portfolios to separate accounts of life insurance companies (“Insurers”) to serve as investment vehicles for variable annuities and/or variable life contracts issued by such Insurers (“Variable Contracts”) and may issue and sell shares of its portfolios to such other persons who may purchase such shares under Treasury Regulation §1.817-5, which may include, among others, qualified pension and retirement plans (“Qualified Plans”); and

WHEREAS, shares of beneficial interest of each portfolio as set forth in the Trust’s prospectus (each a “Portfolio,” collectively, the “Portfolios”), are divided into separate classes of shares, designated Initial Class shares, Service Class shares and Service 2 Class shares; and

WHEREAS, the Board of Trustees of the Trust (“Board”) has determined that there is a reasonable likelihood that the adoption of this Shareholder Services Plan (the “Plan”) with respect to Service 2 Class shares of the Portfolios will benefit the Trust, such Portfolios and their respective shareholders (for purposes of the Plan, shareholders include beneficial owners of shares, such as owners of Variable Contracts and Qualified Plans); and

WHEREAS, on behalf of the Portfolios, the Trust desires to appoint New York Life Investment Management LLC (“New York Life Investments”), its affiliates, or independent third-party service providers to provide certain services to holders of the Service 2 Class shares of the Portfolios under the terms and conditions described herein.

NOW, THEREFORE, the Trust hereby adopts this Plan, on behalf of the Service 2 Class shares of the Portfolios, subject to the following terms and conditions:

A.           Each Portfolio is authorized to pay New York Life Investments, its affiliates, or independent third-party service providers, as compensation for service activities (as defined in Paragraph D hereof) rendered to holders of the Service 2 Class shares of the Portfolio, a shareholder service fee at the annual rate of 0.10% of the average daily net asset value of the Service 2 Class shares of the Portfolio (the “Fee”).  Such Fee shall be calculated daily and paid monthly or at such other intervals as the Board shall determine.  New York Life Investments is authorized to pay its affiliates or independent third-party service providers for performing service activities consistent with this Plan.

B.           This Plan shall not take effect until it, together with any related agreements, have been approved by votes of a majority of both: (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Plan Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

C.           This Plan shall continue in full force and effect as to a Portfolio for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph B hereof.

D.           New York Life Investments shall provide to the Board, and the Board shall review at least quarterly, a written report of the amounts expended in connection with the performance of “service activities,” as defined in this Paragraph D, and the purposes for which such expenditures were made.  New York Life Investments shall submit only information regarding amounts expended for “service activities” to the Board in support of the Fee payable hereunder. For purposes of the Plan, “service activities” shall not include any distribution or personal service activities. Any payments for distribution or personal service related activities will be paid under the Trust’s Rule 12b-1 Distribution and Service Plan for the classes of shares of the Portfolio, as applicable. For purposes of the Plan, “service activities” shall include: maintaining separate records for each contract owner, which shall reflect the Portfolio shares purchased and redeemed and Portfolio share balances of such shareholders; disbursing or crediting to shareholders all proceeds of redemptions of shares of the Portfolios and all dividends and other distributions not reinvested in shares of the Portfolios; preparing and transmitting to shareholders, as required by law, periodic statements showing the total number of shares owned by shareholders as of the statement closing date, purchases and redemptions of Portfolio shares by the shareholders during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Portfolio shares), and such other information as may be required, from time to time, by shareholders; supporting and responding to service inquiries from shareholders; maintaining and preserving all records required by law to be maintained and preserved in connection with providing the services for shareholders; generating written confirmations and quarterly statements to Shareholders/participants; and/or distributing to shareholders, to the extent required by applicable law, Portfolios’ prospectuses, proxy materials, periodic Portfolio reports, and/or providing such other similar services, which are not considered the types of services for which “service fees” as defined in Financial Industry Regulatory Authority (“FINRA”) Conduct Rule 2830(b)(9), are charged. Overhead and other expenses related to “service activities,” including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

E.           The amount of the Fee payable to New York Life Investments, its affiliates, or independent third-party service providers under Paragraph A hereof is not related directly to expenses incurred by New York Life Investments, its affiliates, or independent third-party service providers on behalf of a Portfolio in servicing holders of Service 2 Class shares of the Portfolio.  The Fee set forth in Paragraph A hereof will be paid by a Portfolio to New York Life Investments, its affiliates, or independent third-party service providers until the Plan is terminated or not renewed with respect to that Portfolio.  If the Plan is terminated or not renewed with respect to a Portfolio, any expenses incurred by New York Life Investments, its affiliates or independent third-party service providers, on behalf of the Portfolio, in excess of the payments of the Fee specified in Paragraph A hereof which New York Life Investments, its affiliates, or independent third-party service providers has received or accrued through the termination date are the sole responsibility and liability of New York Life Investments, its affiliates, or independent third-party service providers, and are not obligations of the Portfolio.

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F.           This Plan may be terminated as to any Portfolio at any time, without payment of any penalty, by vote of a majority of the Plan Trustees or by a vote of a majority of the outstanding voting securities of the affected class of a Portfolio on not more than 30 days’ written notice to any other party to the Plan.

G.           While this Plan is in effect, the Trust shall comply at all times with the Portfolio governance rules set forth in Rule 0-1(a)(7) under the Act that are in effect.

H.           The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph D hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

I.           This Plan may be amended at any time with respect to a Portfolio provided that any material amendment, including any amendment to increase materially the amount of the Fee provided for in Paragraph A, is invalid and unenforceable unless such amendment is approved in the manner provided for approval in Paragraph B hereof.

Adopted by the Board on December 10, 2015.

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